UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),

(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

(Amendment No.     )*

Yodlee, Inc.

(Name of Issuer)

Common Stock, $0.001 par value per share

(Title of Class of Securities)

98600P 20 1

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 98600P 20 1	13G	Page 2 of 16 Pages

1	NAMES OF REPORTING PERSONS. Institutional Venture Partners XI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,773,612 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,773,612 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,773,612 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.5% (3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Schedule 13G is filed by Institutional Venture Partners XI, L.P. (“IVP XI”), Institutional Venture Management XI, LLC (“IVM XI”), Institutional Venture Partners X, L.P. (“IVP X”), Institutional Venture Management X, LLC (“IVM X”), Todd C. Chaffee (“Chaffee”), Norman A. Fogelsong (“Fogelsong”), Stephen J. Harrick (“Harrick”), J. Sanford Miller (“Miller”), Reid Dennis (“Dennis”) and Dennis B. Phelps (“Phelps” together with IVP XI, IVM XI, IVP X, IVM X, Chaffee, Fogelsong, Harrick, Miller and Dennis, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,458,455 shares held by IVP XI and (ii) 1,315,157 shares held by IVP X. IVM XI serves as the sole general partner of IVP XI and has sole voting and investment control over the shares owned by IVP XI and may be deemed to own beneficially the shares held by IVP XI. Chaffee, Fogelsong, Harrick, Miller, Phelps and Dennis are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI, and may be deemed to own beneficially the shares held by IVP XI. IVM X serves as the sole general partner of IVP X and has sole voting and investment control over the shares owned by IVP X and may be deemed to own beneficially the shares held by IVP X. Chaffee, Fogelsong, Harrick, Phelps and Dennis are Managing Directors of IVM X and share voting and dispositive power over the shares held by IVP X, and may be deemed to own beneficially the shares held by IVP X. IVM X and IVM XI own no securities of the Issuer directly. The Managing Directors also own no securities of the Issuer directly.
(3)	This percentage set forth on the cover sheets are calculated based on 29,231,720 shares of the Common Stock outstanding as of October 31, 2014, as disclosed in the Issuer’s Form 10-Q for the period ended September 30, 2014, as filed with the Securities and Exchange Commission (the “Commission”) on November 12, 2014.

CUSIP NO. 98600P 20 1	13G	Page 3 of 16 Pages

1	NAMES OF REPORTING PERSONS Institutional Venture Management XI, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,773,612 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,773,612 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,773,612 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.5% (3)
12	TYPE OF REPORTING PERSON* OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,458,455 shares held by IVP XI and (ii) 1,315,157 shares held by IVP X. IVM XI serves as the sole general partner of IVP XI and has sole voting and investment control over the shares owned by IVP XI and may be deemed to own beneficially the shares held by IVP XI. Chaffee, Fogelsong, Harrick, Miller, Phelps and Dennis are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI, and may be deemed to own beneficially the shares held by IVP XI. IVM X serves as the sole general partner of IVP X and has sole voting and investment control over the shares owned by IVP X and may be deemed to own beneficially the shares held by IVP X. Chaffee, Fogelsong, Harrick, Phelps and Dennis are Managing Directors of IVM X and share voting and dispositive power over the shares held by IVP X, and may be deemed to own beneficially the shares held by IVP X. IVM X and IVM XI own no securities of the Issuer directly. The Managing Directors also own no securities of the Issuer directly.
(3)	This percentage set forth on the cover sheets are calculated based on 29,231,720 shares of the Common Stock outstanding as of October 31, 2014, as disclosed in the Issuer’s Form 10-Q for the period ended September 30, 2014, as filed with the Commission on November 12, 2014.

CUSIP NO. 98600P 20 1	13G	Page 4 of 16 Pages

1	NAMES OF REPORTING PERSONS. Institutional Venture Partners X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,773,612 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,773,612 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,773,612 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.5% (3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,458,455 shares held by IVP XI and (ii) 1,315,157 shares held by IVP X. IVM XI serves as the sole general partner of IVP XI and has sole voting and investment control over the shares owned by IVP XI and may be deemed to own beneficially the shares held by IVP XI. Chaffee, Fogelsong, Harrick, Miller, Phelps and Dennis are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI, and may be deemed to own beneficially the shares held by IVP XI. IVM X serves as the sole general partner of IVP X and has sole voting and investment control over the shares owned by IVP X and may be deemed to own beneficially the shares held by IVP X. Chaffee, Fogelsong, Harrick, Phelps and Dennis are Managing Directors of IVM X and share voting and dispositive power over the shares held by IVP X, and may be deemed to own beneficially the shares held by IVP X. IVM X and IVM XI own no securities of the Issuer directly. The Managing Directors also own no securities of the Issuer directly.
(3)	This percentage set forth on the cover sheets are calculated based on 29,231,720 shares of the Common Stock outstanding as of October 31, 2014, as disclosed in the Issuer’s Form 10-Q for the period ended September 30, 2014, as filed with the Commission on November 12, 2014.

CUSIP NO. 98600P 20 1	13G	Page 5 of 16 Pages

1	NAMES OF REPORTING PERSONS Institutional Venture Management X, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,773,612 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,773,612 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,773,612 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.5% (3)
12	TYPE OF REPORTING PERSON* OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,458,455 shares held by IVP XI and (ii) 1,315,157 shares held by IVP X. IVM XI serves as the sole general partner of IVP XI and has sole voting and investment control over the shares owned by IVP XI and may be deemed to own beneficially the shares held by IVP XI. Chaffee, Fogelsong, Harrick, Miller, Phelps and Dennis are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI, and may be deemed to own beneficially the shares held by IVP XI. IVM X serves as the sole general partner of IVP X and has sole voting and investment control over the shares owned by IVP X and may be deemed to own beneficially the shares held by IVP X. Chaffee, Fogelsong, Harrick, Phelps and Dennis are Managing Directors of IVM X and share voting and dispositive power over the shares held by IVP X, and may be deemed to own beneficially the shares held by IVP X. IVM X and IVM XI own no securities of the Issuer directly. The Managing Directors also own no securities of the Issuer directly.
(3)	This percentage set forth on the cover sheets are calculated based on 29,231,720 shares of the Common Stock outstanding as of October 31, 2014, as disclosed in the Issuer’s Form 10-Q for the period ended September 30, 2014, as filed with the Commission on November 12, 2014.

CUSIP NO. 98600P 20 1	13G	Page 6 of 16 Pages

1	NAMES OF REPORTING PERSONS Todd C. Chaffee
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,773,612 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,773,612 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,773,612 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.5% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,458,455 shares held by IVP XI and (ii) 1,315,157 shares held by IVP X. IVM XI serves as the sole general partner of IVP XI and has sole voting and investment control over the shares owned by IVP XI and may be deemed to own beneficially the shares held by IVP XI. Chaffee, Fogelsong, Harrick, Miller, Phelps and Dennis are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI, and may be deemed to own beneficially the shares held by IVP XI. IVM X serves as the sole general partner of IVP X and has sole voting and investment control over the shares owned by IVP X and may be deemed to own beneficially the shares held by IVP X. Chaffee, Fogelsong, Harrick, Phelps and Dennis are Managing Directors of IVM X and share voting and dispositive power over the shares held by IVP X, and may be deemed to own beneficially the shares held by IVP X. IVM X and IVM XI own no securities of the Issuer directly. The Managing Directors also own no securities of the Issuer directly.
(3)	This percentage set forth on the cover sheets are calculated based on 29,231,720 shares of the Common Stock outstanding as of October 31, 2014, as disclosed in the Issuer’s Form 10-Q for the period ended September 30, 2014, as filed with the Commission on November 12, 2014.

CUSIP NO. 98600P 20 1	13G	Page 7 of 16 Pages

1	NAMES OF REPORTING PERSONS Norman A. Fogelsong
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,773,612 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,773,612 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,773,612 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.5% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,458,455 shares held by IVP XI and (ii) 1,315,157 shares held by IVP X. IVM XI serves as the sole general partner of IVP XI and has sole voting and investment control over the shares owned by IVP XI and may be deemed to own beneficially the shares held by IVP XI. Chaffee, Fogelsong, Harrick, Miller, Phelps and Dennis are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI, and may be deemed to own beneficially the shares held by IVP XI. IVM X serves as the sole general partner of IVP X and has sole voting and investment control over the shares owned by IVP X and may be deemed to own beneficially the shares held by IVP X. Chaffee, Fogelsong, Harrick, Phelps and Dennis are Managing Directors of IVM X and share voting and dispositive power over the shares held by IVP X, and may be deemed to own beneficially the shares held by IVP X. IVM X and IVM XI own no securities of the Issuer directly. The Managing Directors also own no securities of the Issuer directly.
(3)	This percentage set forth on the cover sheets are calculated based on 29,231,720 shares of the Common Stock outstanding as of October 31, 2014, as disclosed in the Issuer’s Form 10-Q for the period ended September 30, 2014, as filed with the Commission on November 12, 2014.

CUSIP NO. 98600P 20 1	13G	Page 8 of 16 Pages

1	NAMES OF REPORTING PERSONS Stephen J. Harrick
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,773,612 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,773,612 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,773,612 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.5% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,458,455 shares held by IVP XI and (ii) 1,315,157 shares held by IVP X. IVM XI serves as the sole general partner of IVP XI and has sole voting and investment control over the shares owned by IVP XI and may be deemed to own beneficially the shares held by IVP XI. Chaffee, Fogelsong, Harrick, Miller, Phelps and Dennis are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI, and may be deemed to own beneficially the shares held by IVP XI. IVM X serves as the sole general partner of IVP X and has sole voting and investment control over the shares owned by IVP X and may be deemed to own beneficially the shares held by IVP X. Chaffee, Fogelsong, Harrick, Phelps and Dennis are Managing Directors of IVM X and share voting and dispositive power over the shares held by IVP X, and may be deemed to own beneficially the shares held by IVP X. IVM X and IVM XI own no securities of the Issuer directly. The Managing Directors also own no securities of the Issuer directly.
(3)	This percentage set forth on the cover sheets are calculated based on 29,231,720 shares of the Common Stock outstanding as of October 31, 2014, as disclosed in the Issuer’s Form 10-Q for the period ended September 30, 2014, as filed with the Commission on November 12, 2014.

CUSIP NO. 98600P 20 1	13G	Page 9 of 16 Pages

1	NAMES OF REPORTING PERSONS J. Sanford Miller
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,458,455 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,458,455 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,458,455 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares are held by IVP XI. IVM XI serves as the sole general partner of IVP XI and has sole voting and investment control over the shares owned by IVP XI and may be deemed to own beneficially the shares held by IVP XI. Chaffee, Fogelsong, Harrick, Miller, Phelps and Dennis are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI, and may be deemed to own beneficially the shares held by IVP XI. IVM XI owns no securities of the Issuer directly. The Managing Directors also own no securities of the Issuer directly.
(3)	This percentage set forth on the cover sheets are calculated based on 29,231,720 shares of the Common Stock outstanding as of October 31, 2014, as disclosed in the Issuer’s Form 10-Q for the period ended September 30, 2014, as filed with the Commission on November 12, 2014.

CUSIP NO. 98600P 20 1	13G	Page 10 of 16 Pages

1	NAMES OF REPORTING PERSONS Reid Dennis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,773,612 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,773,612 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,773,612 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.5% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,458,455 shares held by IVP XI and (ii) 1,315,157 shares held by IVP X. IVM XI serves as the sole general partner of IVP XI and has sole voting and investment control over the shares owned by IVP XI and may be deemed to own beneficially the shares held by IVP XI. Chaffee, Fogelsong, Harrick, Miller, Phelps and Dennis are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI, and may be deemed to own beneficially the shares held by IVP XI. IVM X serves as the sole general partner of IVP X and has sole voting and investment control over the shares owned by IVP X and may be deemed to own beneficially the shares held by IVP X. Chaffee, Fogelsong, Harrick, Phelps and Dennis are Managing Directors of IVM X and share voting and dispositive power over the shares held by IVP X, and may be deemed to own beneficially the shares held by IVP X. IVM X and IVM XI own no securities of the Issuer directly. The Managing Directors also own no securities of the Issuer directly.
(3)	This percentage set forth on the cover sheets are calculated based on 29,231,720 shares of the Common Stock outstanding as of October 31, 2014, as disclosed in the Issuer’s Form 10-Q for the period ended September 30, 2014, as filed with the Commission on November 12, 2014.

CUSIP NO. 98600P 20 1	13G	Page 11 of 16 Pages

1	NAMES OF REPORTING PERSONS Dennis B. Phelps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,773,612 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,773,612 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,773,612 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.5% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,458,455 shares held by IVP XI and (ii) 1,315,157 shares held by IVP X. IVM XI serves as the sole general partner of IVP XI and has sole voting and investment control over the shares owned by IVP XI and may be deemed to own beneficially the shares held by IVP XI. Chaffee, Fogelsong, Harrick, Miller, Phelps and Dennis are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI, and may be deemed to own beneficially the shares held by IVP XI. IVM X serves as the sole general partner of IVP X and has sole voting and investment control over the shares owned by IVP X and may be deemed to own beneficially the shares held by IVP X. Chaffee, Fogelsong, Harrick, Phelps and Dennis are Managing Directors of IVM X and share voting and dispositive power over the shares held by IVP X, and may be deemed to own beneficially the shares held by IVP X. IVM X and IVM XI own no securities of the Issuer directly. The Managing Directors also own no securities of the Issuer directly.
(3)	This percentage set forth on the cover sheets are calculated based on 29,231,720 shares of the Common Stock outstanding as of October 31, 2014, as disclosed in the Issuer’s Form 10-Q for the period ended September 30, 2014, as filed with the Commission on November 12, 2014.

Introductory Note: This statement on Schedule 13G is filed by the Reporting Persons with the Commission in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of Yodlee, Inc., a Delaware corporation (the “Issuer”).

Item 1

(a)	Name of Issuer:	Yodlee, Inc.

(b)	Address of Issuer’s
	Principal Executive Offices:	3600 BRIDGE PARKWAY, SUITE 200
REDWOOD CITY CA 94065

Item 2

(a)	Name of Reporting Persons Filing:

1.	Institutional Venture Partners XI, L.P. (“IVP XI”)

2.	Institutional Venture Management XI, LLC (“IVM XI”)

3.	Institutional Venture Partners X, L.P. (“IVP X”)

4.	Institutional Venture Management X, LLC (“IVM X”)

5.	Todd C. Chaffee (“Chaffee”)

6.	Norman A. Fogelsong (“Fogelsong”)

7.	Stephen J. Harrick (“Harrick”)

8.	J. Sanford Miller (“Miller”)

9.	Reid Dennis (“Dennis”)

10.	Dennis B. Phelps (“Phelps”)

(b)	Address of Principal Business Office:	c/o Institutional Venture Partners
3000 Sand Hill Road, Building 2, Suite 250
Menlo Park, California 94025

(c)	Citizenship:

IVP XI	Delaware
IVM XI	Delaware
IVP X	Delaware
IVM X	Delaware
Chaffee	United States of America
Fogelsong	United States of America
Harrick	United States of America
Miller	United States of America
Dennis	United States of America
Phelps	United States of America

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 98600P 20 1

Item 3	Not applicable.

12

Item 4	Ownership.

The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2014:

Reporting Persons	Shares Held Directly (1)	Sole Voting Power (1)	Shared Voting Power (1)	Sole Dispositive Power (1)	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1, 4)
IVP XI	1,458,455	0	2,773,612	0	2,773,612	2,773,612	9.5%
IVM XI (2)	0	0	2,773,612	0	2,773,612	2,773,612	9.5%
IVP X	1,315,157	0	2,773,612	0	2,773,612	2,773,612	9.5%
IVM X (3)	0	0	2,773,612	0	2,773,612	2,773,612	9.5%
Chaffee (2)(3)	0	0	2,773,612	0	2,773,612	2,773,612	9.5%
Fogelsong (2)(3)	0	0	2,773,612	0	2,773,612	2,773,612	9.5%
Harrick (2)(3)	0	0	2,773,612	0	2,773,612	2,773,612	9.5%
Miller (2)	0	0	1,458,455	0	1,458,455	1,458,455	5.0%
Dennis (2)(3)	0	0	2,773,612	0	2,773,612	2,773,612	9.5%
Phelps (2)(3)	0	0	2,773,612	0	2,773,612	2,773,612	9.5%

(1)	Represents the number of shares of Common Stock held by IVP X and IVP XI.
(2)	IVM XI serves as the sole general partner of IVP XI and has sole voting and investment control over the shares owned by IVP XI and may be deemed to own beneficially the shares held by IVP XI. Chaffee, Fogelsong, Harrick, Miller, Phelps and Dennis are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI, and may be deemed to own beneficially the shares held by IVP XI. IVM XI owns no securities of the Issuer directly. The Managing Directors of IVM XI also own no securities of the Issuer directly.
(3)	IVM X serves as the sole general partner of IVP X and has sole voting and investment control over the shares owned by IVP X and may be deemed to own beneficially the shares held by IVP X. Chaffee, Fogelsong, Harrick, Phelps and Dennis are Managing Directors of IVM X and share voting and dispositive power over the shares held by IVP X, and may be deemed to own beneficially the shares held by IVP X. IVM X owns no securities of the Issuer directly. The Managing Directors of IVM X also own no securities of the Issuer directly.
(4)	This percentage set forth on the cover sheets are calculated based on 29,231,720 shares of the Common Stock outstanding as of October 31, 2014, as disclosed in the Issuer’s Form 10-Q for the period ended September 30, 2014, as filed with the Commission on November 12, 2014.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:   ☐

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

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Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.

Not applicable.

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the attached statement on Schedule 13G is true, complete and correct.

Dated: February 13, 2015

INSTITUTIONAL VENTURE PARTNERS XI, L.P.

By: Institutional Venture Management XI, LLC
Its: General Partner

By:	/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact

INSTITUTIONAL VENTURE MANAGEMENT XI, LLC

By:	/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact

INSTITUTIONAL VENTURE PARTNERS X, L.P.

By: Institutional Venture Management X, LLC
Its: General Partner

By:	/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact

INSTITUTIONAL VENTURE MANAGEMENT X, LLC

By:	/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Todd C. Chaffee

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Norman A. Fogelsong

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Stephen J. Harrick

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for J. Sanford Miller

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Reid Dennis

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Dennis B. Phelps

Exhibit(s):

A:	Joint Filing Statement

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